Exhibit 4.6

AMENDMENT NO. 2 TO LOAN AGREEMENT AND CHARGE AGREEMENTS

This Amendment No. 2 (this “Amendment”) to the Loan Agreement and Plenus Charge Agreements (as defined below) is entered into as of September 4, 2011, by and among (i) Attunity Ltd., a private company organized under the laws of the State of Israel and registered under No. 52-004306-8 (the “Company”), and (ii) Plenus Technologies Ltd., an Israeli company, Plenus II, L.P., a limited partnership organized under the laws of Israel, and Plenus II (DCM), L.P., a limited partnership organized under the laws of Israel (collectively, “Plenus” or the “Lender”).

WITNESSETH

WHEREAS, the Company and Plenus entered into (i) that certain Loan Agreement, dated as of January 31, 2007 (as amended on March 30, 2009, the “Loan Agreement”; all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement), and (ii) a Floating Charge Agreement and a Fixed Charge Agreement, both dated as of January 31, 2007 (both as amended on March 30, 2009, the "Plenus Charge Agreements");

WHEREAS, the Company has advised (on a confidential basis) Plenus that the Company and/or one of its Affiliates intends to enter into a definitive agreement with respect to the acquisition of RepliWeb Inc., a Delaware corporation (the "Acquisition");

WHEREAS, the Company and/or one of its Affiliates intends to borrow principal amount of up to US$3,300,000 from Bank Mizrahi and/or another bank (together with interest accrued thereon and related expenses, the "Bank Loan") in connection with the Acquisition; and, in connection with such Bank Loan (i) the Company's CEO intends to issue a personal guarantee to secure the Bank Loan (the "Personal Guarantee") and (ii) the Company shall issue an undertaking to the Company's CEO (1) to cover his reasonable and documented expenses relating to the issuance of the Personal Guarantee, and (2) in case the Personal Guarantee is forfeited, in whole or in part, the Company will reimburse him for all losses caused to him and reasonable expenses associated therewith, subject to Section 1 below (the "Company Undertaking"); and

WHEREAS, in the framework of the March 30, 2009 amendment to the Loan Agreement and Plenus Charge Agreements ("Amendment No. 1"), the Company granted Plenus certain rights in relation to Fundamental Transactions that the parties wish to amend as set forth hereinbelow;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.         Bank Loan. Notwithstanding anything to the contrary in the Loan Agreement and/or Plenus Charge Agreements, Plenus hereby consents to the Company and/or one of its Affiliates taking the Bank Loan and issuing the Company Undertaking; provided that such consent shall be contingent upon (i) the Bank Loan being unsecured for so long as any amounts due to the Lender under the Loan Agreement (excluding, for the avoidance of doubt, the amounts payable to the Lender pursuant to Section 2 below (i.e., Section 3 of Amendment No. 1 as amended hereunder) (the "Plenus Loan Obligations")) remain due and outstanding, and (ii) the Company's representations and undertaking that regardless of whether the Bank Loan is provided to the Company or any of its Affiliates, no more than an aggregate of $50,000 shall be paid under the Company Undertaking and no principal payment on account of the Bank Loan shall be paid, in each case, prior to the repayment of the Plenus Loan Obligations in full, and (iii) the Company's undertaking to refrain from transferring (except in the ordinary course of business consistent with past practices) any business currently conducted by it to any of its subsidiaries prior to the repayment of the Plenus Loan Obligations in full, unless such subsidiary had first created a first ranking floating charge (or the equivalent security thereof) on its assets in favor of the Lenders. For the avoidance of doubt and without derogating from the foregoing, nothing contained herein shall derogate from the Company's or its Affiliates' ability to guarantee the payment of the Bank Loan.

2.         Fundamental Transaction. Section 3 of Amendment No. 1 is hereby amended and restated in its entirety, as follows:

(a)
If, following September 4, 2011 but on or prior to December 31, 2017, the Company consummates a transaction or series of related transactions (a “Fundamental Transaction”) which entails (i) the acquisition of the Company by means of merger or other form of corporate reorganization in which 50% or more of the outstanding shares of the Company prior to such transaction is exchanged for securities or other consideration issued or paid, or caused to be issued or paid, by the acquiring entity or its subsidiary, (ii) the sale of all or substantially all of the assets of the Company or any other transaction resulting in all or substantially all of the Company’s assets being exchanged for assets or securities of any other entity, or (iii) a transaction or a series of transactions in which a person or entity acquires more than 50% of the outstanding and issued shares of the Company; then without derogating from the Company's obligation to repay any and all amounts due to the Lenders pursuant to the provisions of the Loan Agreement simultaneously with the closing of the Fundamental Transaction (to the extent not repaid prior to such date), an additional amount (the "Additional Payment") equal to 15% of the aggregate proceeds payable in connection with such Fundamental Transaction to the shareholders including any "carve out" or similar payments due to any third parties (including the Lenders and the Company shareholders) in connection with such Fundamental Transaction shall be paid to the Lenders, which (A) in the cases of clauses (i) or (iii) shall be made simultaneously with the closing of the Fundamental Transaction (or promptly following the closing of the Fundamental Transaction and subject thereto but in any event prior to or simultaneously with the payment to Company shareholders, if any); and (B) in the case of clause (ii), such amount will be paid within no more than 30 days following the closing of such Fundamental Transaction but in any event prior to or simultaneously with payments to Company shareholders, if any. Without derogating from the foregoing, the "aggregate proceeds" payable in connection with the Fundamental Transaction shall be calculated while (A) subtracting any amount of debts, liabilities and obligations which have accrued prior to the closing of such Fundamental Transaction, have not been assumed by the purchaser in such Fundamental Transaction and remain outstanding and payable following such closing, and (B) adding the excess of the amount of the shareholders' loans outstanding prior to the closing of the Fundamental Transaction over $2,393,168 plus the amount of the additional loan that has been extended to the Company pursuant to Section 2(i) prior to such date.

In addition and without derogating from the foregoing, upon each payment to the Company shareholders of any future or contingent payments payable in connection with such Fundamental Transaction, the Lenders shall be paid an amount equal to 15% of the aggregate proceeds then payable in connection with such Fundamental Transaction.

(b)
At least fourteen (14) calendar days prior to closing of the Fundamental Transaction, the Company shall provide the Lenders with written notice describing the key terms of the Fundamental Transaction (the "Company Notice") and the Lenders undertake they will keep the details of the Fundamental Transaction included in the Company Notice confidential unless and until such details are publicly disclosed by the Company. Notwithstanding Section 3(a) above, at any time until the earlier of (i) the consummation of a Fundamental Transaction and (ii) December 31, 2017 (the "Additional Fee Date"), the Lenders may, by written notice to be delivered to the Company (the "Additional Payment Notice") no later than seven (7) calendar days following receipt of the Company Notice, elect to receive an aggregate amount of US$ 300,000 (the "Additional Fee"), in immediately available funds, to be transferred to the Lenders by no later than the earlier to occur of (i) 21 calendar days following delivery of the Additional Payment Notice, or (ii) the Additional Fee Date; it being clarified that in the event that the Lenders elect to receive the Additional Fee, then  subject to the timely transfer of the Additional Fee to the Lenders in full, the provisions relating to the  Additional Payment set forth in Section 3(a) above shall immediately and automatically expire and shall become null and void (i.e., the Additional Fee shall be in lieu of the Additional Payment).

(c)
For the avoidance of doubt, the provisions of this Section 3 shall survive the termination or expiration of the Loan Agreement but, upon full payment of the Additional Payment or Additional Fee, the Company shall have no further obligation to pay any fees or other compensation under this Section 3.

3.         Effectiveness. This Amendment shall come into full force and effect upon the execution by the Company of a definitive agreement with RepliWeb with respect to the Acquisition; provided however that if closing of the Acquisition shall have not occurred until November 1, 2011, this Amendment shall become null and void, ab initio.

4.         Miscellaneous. Other than as specifically set forth herein, the Loan Agreement and the Plenus Charge Agreements shall remain in full force and effect with no changes.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to the Loan Agreement and Plenus Charge Agreements as of the date first above written:

Attunity Ltd.

By: ______________
Name; ___________
Title: ____________

Plenus Technologies Ltd.

By: _____________
Name: __________
Title: ___________

PLENUS II, LIMITED PARTNERSHIP

By:  PLENUS MANAGEMENT (2004) LTD.
Its.  Management Company

By: ______________
Its: ______________

PLENUS II (D.C.M.), LIMITED PARTNERSHIP

By:  PLENUS MANAGEMENT (2004) LTD.
Its.  Management Company

By: ______________
Its: ______________